There is no parent of the registrant.

The Registrant owns 100% of the outstanding capital stock of the following subsidiaries:

Business Name of Corporation                     Jurisdiction of Incorporation

Dixie Type & Supply Company, Inc.                          Alabama




The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.